Exhibit 5.1

[Letterhead of Seyfarth Shaw LLP]

September 25, 2009

Celsion Corporation

10220-L Old Columbia Road

Columbia, Maryland 21046-2364

Re:	Issuance and Sale of Units Consisting of
Shares of Common Stock and Warrants

Ladies and Gentlemen:

We have acted as legal counsel to Celsion Corporation, a Delaware corporation (the “Company”) in connection with the issuance and sale by the Company of 2,018,153 units “the “Units”), consisting of 2,018,153 shares of the Company’s common stock, par value $0.01 per share (the “Offered Shares”) and warrants (the “Warrants”) to purchase 1,009,076 shares of the Company’s common stock, par value $0.01 per share (the “Warrant Shares”).  The Units are being sold by the Company pursuant to a Placement Agency Agreement, dated September 25, 2009 (the “Placement Agency Agreement”), by and among the Company and Needham & Company,  LLC, as placement agent (the “Placement Agent”), as well as an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-158402) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on April 17, 2009, the statutory prospectus included therein and the prospectus supplement dated September 25, 2009, to be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, necessary or appropriate for purposes of rendering this opinion letter, including (a) the Certificate of Incorporation of the Company, as amended, (b) the By-laws of the Company, as amended, (c) the Placement Agency Agreement (filed as exhibit 1.1 to the Company’s Current Report on Form 8-K dated September 25, 2009), (d) the form of Subscription Agreement (filed as exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 25, 2009), (e)  the form of Warrant (filed as exhibit 4.1 to the Company’s Current Report on Form 8-K dated September 25, 2009), (f) the Escrow Agreement (filed as exhibit 10.2 to the Company’s Current Report on Form 8-K dated September 25, 2009); (g) the Registration Statement, (h) the pricing prospectus, (i) the prospectus supplement dated September 25, 2009, (j) resolutions of the board of directors of the Company duly adopted on September 25, 2009, (k) a status certificate of the Department of State of the State of Delaware, dated September 25, 2009, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is duly authorized to transact business in the State of Delaware, (l) a status certificate of the Department of State of the State of Maryland, dated September 15, 2009, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland, and (m) such other documents, records and other instruments and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter.  In all such examinations, we have assumed the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to executed documents of all unexecuted copies submitted to us, and the conformity to the originals of photocopies.

We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America, and the general corporate laws of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof:

1.             The Units to be purchased by the Purchasers from the Company have been duly authorized for issuance and sale pursuant to the Placement Agency Agreement and the Subscription Agreements and, when issued and delivered by the Company pursuant to the Placement Agency Agreement and the Subscription Agreements against payment of the consideration set forth therein, the Offered Shares and the Warrants will be validly issued, fully paid and nonassessable.

2.             The Offered Shares and the Warrants have been duly authorized for issuance and sale pursuant to the Placement Agency Agreement and, when issued and delivered by the Company pursuant to the Placement Agency Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and nonassessable.  The Warrant Shares have been duly authorized and when issued upon such exercise in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement, dated September 25, 2009, relating to the Units, the Offered Shares and the Warrants, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on September 25, 2009. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,

/s/ SEYFARTH SHAW LLP